pwc

Report of Independent Auditors

To the Board of Directors and Shareholders Hilding Anders Holdings 3 AB

We have audited the accompanying consolidated financial statements of Hilding Anders Holdings 3 AB and its subsidiaries, which comprise the consolidated balance sheet as of December 31 2017, and the related consolidated statements of income, changes in equity and cash flows for the year then ended.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hilding Anders Holding 3 AB and its subsidiaries as of December 31 2017, and the results of their operations and their cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Öhrlings PricewaterhouseCoopers AB

Öhrlings PricewaterhouseCoopers AB

Malmö, Sweden
April 13, 2018

Hilding Anders Holdings 3 AB - Annual Financial Statements 2017
(Corporate Identity Number 556708-2622)

CONSOLIDATED INCOME STATEMENT

SEK million	Note 1,2,3,8	2017	2016*	2015*
Net sales	4	9,072	8,261	8,578
Cost of goods sold		-6,557	-5,940	-5,989
Gross profit		**2,515**	**2,321**	**2,589**
Selling expenses		-1,508	-1,406	-1,376
Administrative expenses	7	-635	-311	-378
Other income		40	25	23
Impairment losses	9	-1	-1	-4
Operating profit/loss	5.6	**411**	**628**	**854**
Financial income	7	91	255	356
Financial expenses	7	-1,830	-1,788	-1,208
Profit/loss before tax		**-1,328**	**-906**	**2**
Tax	8	-209	-114	-146
Profit/loss for the year		**-1,537**	**-1,020**	**-144**
Profit attributable to:				
Parent Company's shareholders		-1,602	-1,069	-369
Non-controlling interests		65	49	225
SEK million		**-1,537**	**-1,020**	**-144**

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

SEK million		2017	2016	2015
Profit/loss for the year		**-1,537**	**-1,020**	**-144**
Other comprehensive income:				
Items that will not be reversed to the income statement				
Revaluation of the net pension obligation		28	0	-4
Items that may subsequently be reversed to the income statement				
Cash flow hedges		-	10	-1
Exchange-rate differences		-59	314	-83
Other comprehensive income for the year, net after tax	8	-31	324	-88
Total comprehensive income for the year		**-1,568**	**-696**	**-232**
Attributable to:				
Parent Company's shareholders		-1,566	-771	-174
Non-controlling interests		-2	75	-58
		-1,568	**-696**	**-232**

*Figures for 2016 and 2015 are unaudited.

CONSOLIDATED BALANCE SHEET

SEK million	Note	31/12/2017	31/12/2016*	31/12/2015*
ASSETS	1,2,3,8			
Fixed assets				
Goodwill	9	5,980	5,959	5,630
Intangible fixed assets	9	344	344	311
Tangible fixed assets	10	1,285	1,136	1,118
Deferred tax assets	2	58	0	0
Derivative instruments	8	59	112	89
Non-current receivables		141	51	47
Total fixed assets		**7,867**	**7,602**	**7,195**
Current assets				
Stock-in-trade	13	966	810	711
Accounts receivable and other receivables	14	1,397	1,412	1,348
Cash and cash equivalents		889	952	992
Total current assets		**3,252**	**3,175**	**3,051**
Total assets		**11,119**	**10,776**	**10,246**

SEK million	Note	31/12/2017	31/12/2016*	31/12/2015*
EQUITY AND LIABILITIES	1,2,3,8			
Equity				
Share capital		2	2	2
Other contributed capital		1,608	1,608	1,608
Reserves	20	-496	-440	-747
Profit/loss brought forward		-7,204	-5,629	-4,228
Shareholders equity attributable to parent company		-6,090	-4,459	-3,365
Non-controlling interests		43	78	274
Total equity		**-6,047**	**-4,381**	**-3,091**
Liabilities				
Non-current liabilities	20.21			
Borrowing	17	14,200	12,127	11,190
Pension commitments	15	97	132	123
Derivative instruments	2	0	36	14
Deferred tax liabilities	8	163	158	150
Other provisions	16	182	99	105
Total non-current liabilities		**14,642**	**12,552**	**11,582**
Current liabilities	20.21			
Accounts payable and other liabilities	18	1,698	1,397	1,325
Current tax liabilities	8	41	27	11
Borrowing	17.18	198	742	53
Other provisions	18	587	439	366
Total current liabilities		**2,524**	**2,605**	**1,755**
Total equity and liabilities		**11,119**	**10,776**	**10,245**

*Figures for 2016 and 2015 are unaudited.

CONSOLIDATED CASH-FLOW STATEMENT

SEK million	Note	2017	2016*	2015*
Cash flow from operating activities				
Cash flow from operations	21	940	964	1258
Interest paid		-300	-313	0
Interest received		22	0	-287
Income tax paid	8	-142	-88	-181
Cash flow from operating activities		520	563	791
Cash flow from investing activities				
Investment in intangible fixed assets		-25	-20	-21
Investment in tangible fixed assets		-351	-194	-213
Sales of intangible and tangible fixed assets		4	11	7
Acquisition of subsidiary/assets and liabilities	22	-72	-518	-
Cash flow from investing activities,		**-443**	**-721**	**-227**
Cash flow from financing activities				
Borrowings	17	4,925	360	-
Repayment of borrowings	2,17	-4,998	-60	-125
Change in overdraft facilities		0	0	-138
Dividend to non-controlling interests		-98	-112	-135
Cash flow from financing activities		**-171**	**188**	**-398**
Decrease/increase in cash and cash equivalents		**-95**	**30**	**166**
Cash and cash equivalents at the beginning of the year		952	992	881
Exchange rate differences on cash and cash equivalents		31	-70	-54
Cash and cash equivalents at year end		**889**	**952**	**992**

*Figures for 2016 and 2015 are unaudited.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

SEK million	Share capital	Other capital contributed	Reserves	Retained earnings incl. profit or loss for the year	Total	Non-controlling interest	**Total equity**
Opening equity on 1 Jan. 2015	**2**	**1,608**	**-721**	**-3,855**	**-2,966**	**242**	**-2,724**
Comprehensive income							
Profit/loss for the year				-369	-369	225	-144
Other comprehensive income							
Items not to be reversed to the income statement							
Revaluation of net pension obligations				-4	-4		-4
Items that may be subsequently reversed to the income statement							
Cash-flow hedges after tax			-1		-1		-1
Exchange-rate differences			-24		-24	-58	-83
Total other comprehensive income			-26	-4	-29	-58	-88
Total comprehensive income	**0**	**0**	**-26**	**-373**	**-398**	**167**	**-232**
Transactions with shareholders							
Dividend to non-controlling interests			0		0	-135	-135
Total transactions with shareholders	0	0	0	0	0	-135	-135
Closing equity on 31 Dec. 2015*	**2**	**1,608**	**-747**	**-4,228**	**-3,365**	**274**	**-3,091**
Comprehensive income							
Profit/loss for the year				-1,069	-1,069	49	-1,020
Other comprehensive income							
Items not to be reversed to the income statement							
Revaluation of net pension obligations							
Items that may be subsequently reversed to the income statement							
Cash-flow hedges after tax			10		10		10
Exchange-rate differences			297		297	17	314
Total other comprehensive income			307	0	307	17	324
	0	0	307	-1,069	-762	66	-696

*Figures for 2016 and 2015 are unaudited.

Total comprehensive income				**-333**	**-333**	**-150**	**-483**
Transactions with shareholders						**-112**	**-112**
Dividend to non-controlling interests	0	0	0	-333	-333	-261	-594
Total transactions with shareholders							
Closing equity on 31 Dec. 2016*	**2**	**1,608**	**-440**	**-5,629**	**-4,459**	**78**	**-4,381**
Comprehensive income							
Profit/loss for the year				-1,602	-1,602	65	-1,537
Other comprehensive income							
Items that will not be reversed to the income statement							
Revaluation of net pension obligations				28	28		28
Items that maybe subsequently reversed to the income statement							
Cash-flow hedges after tax			-10		-10		-10
Exchange-rate differences			-46		-46	-3	-49
Total other comprehensive income			-56	28	-28	-3	-31
	0	0	-56	-1,574	-1,630	63	-1,568
Total comprehensive income							
Transactions with shareholders						**-98**	**-98**
Dividend to non-controlling interests	0	0	0	0	0	-98	-98
Total transactions with shareholders							
Closing equity on 31 Dec. 2017	**2**	**1,608**	**-496**	**-7,204**	**-6,090**	**43**	**-6,047**

*Figures for 2016 and 2015 are unaudited.

NOTES

All amounts are presented in millions of Swedish kronor (SEK million) unless stated otherwise.

NOTE 1. ACCOUNTING PRINCIPLES

ACCOUNTING PRINCIPLES IN THE GROUP

Fundamental principles

The consolidated accounts are prepared in accordance with International Financial Reporting Standards (IFRS) and the IFRC interpretations as issued by the International Accounting Standards Board (IASB).

New or amended accounting standards applicable in 2017

The following new, or amended, standards were applicable as of 1 January 2017:

The disclosure requirements in IAS 7 Cash flow statement have changed and now also include information about changes in liabilities attributable to financing activities. Information on this is provided in Note 18. The first year in which the rules apply, companies are not required to provide comparative figures.
The term "IFRS" in this document includes the application of IAS and IFRS, as well as the interpretations of these standards published by IASB's Standards Interpretation Committee (SIC) and Internal Reporting Interpretations Committee (IFRIC).

These new, amended or improved standards had no material impact on HA Group' financial statements. All of these standards were adopted by the EU prior to 1 January 2017.

New or amended accounting standards applicable after 2017

The following new or amended standards were issued, and are applicable, after 2017.

IFRS 9 - "Financial Instruments" IFRS 9 deals with the classification, valuation and reporting of financial assets and liabilities. The full version of IFRS 9 was issued in July 2014. This replaces those parts of IAS 39 dealing with the classification and valuation of financial instruments. IFRS 9 retains a mixed valuation model, but simplifies this approach in some respects. There will be three valuation categories for financial assets; accrued acquisition value, fair value in Other comprehensive income and fair value through profit or loss. The manner in which an instrument is to be classified depends on the company's business model and the instrument's characteristics. Investments in equity instruments shall be reported at fair value through profit or loss but there is also an option to report the instrument at fair value in Other comprehensive

*Figures for 2016 and 2015 are unaudited.

income. No reclassification to the income statement will, then, occur upon disposal of the instrument. IFRS 9 also introduces a new model for calculating credit loss reserves based on expected loan losses. For financial liabilities, the classification and valuation are not changed except in cases where a liability is recognized at fair value through profit or loss based on the fair value option. Changes in value attributable to changes in own credit risk shall, then, be reported in other comprehensive income. IFRS 9 reduces the requirements for applying hedge accounting by replacing the 80-125 criterion with the requirement of an economic relationship between hedging instruments and hedged items and the hedging ratio should be the same as used in risk management.
HA Group has analysed the impact of IFRS 9 and has not identified any significant impacts compared with the currently applied accounting principles for classification and measurement or impairment. HA Group had no derivatives outstanding at the year-end 2017 and will not have any effect from hedge accounting in IFRS 9. HA group will apply IFRS 9 retrospectively from 1 January 2018, with the practical expedients permitted under the standard. Comparatives for 2017 will not be restated.

IFRS 15 - "Revenue from Contracts with Customers" IFRS 15 regulates the manner in which revenue is to be recognised. The principles on which IFRS 15 is based will provide users of financial statements with more useful information about the company's revenue. The extended disclosure obligation means that information about revenue types, the timing of settlements, uncertainties linked to revenue recognition and cash flow attributable to the company's customer contracts, is to be disclosed. Income must be reported in accordance with IFRS 15 when the customer obtains control of the sold item or service and is able to use and receive the benefit from those goods or services. IFRS 15 replaces IAS 18 Revenue and IAS 11 Entrepreneurship Agreements and associated SIC and IFRIC. IFRS 15 comes into force for fiscal years beginning January 1, 2018, HA Group will apply the standard. HA Group has analysed the impact of the five-step model and has not identified any significant impacts compared with currently applied accounting principles. HA Group will apply IFRS 15 using the modified retrospective approach from January 1, 2018. Comparatives will not be restated.

IFRS 16 Leases. The standard involves a major change in the accounting of leases and requires that all leases be reported in the balance sheet. The application of IFRS 16 will, thus, result in operating leases being reported in the balance sheet. HA Group has operational leasing agreements and leases relating to, for example production facilities, store facilities and office premises. HA Group will evaluate the full impact of IFRS 16 in 2018. The mandatory application date is January 1, 2019 with early application allowed.

New interpretations of accounting standards

None of the other IFRS or IFRIC interpretations which are yet to come into effect are expected to have any material impact on the Group.

Important accounting principles and factors of uncertainty in estimated values
In the preparation of the financial reports according to IFRS, the Group management makes assessments, estimates and assumptions impacting the application of accounting principles and the carrying amounts of assets, liabilities, income and expenses, as well as disclosures regarding contingent assets and liabilities. Estimates and assumptions are based on historical experience and a number of other factors, which under the prevailing circumstances are considered to be reasonable. With different assumptions and under other circumstances, the actual outcome may deviate from these estimates.

Valuation principles

The annual report has been prepared using the cost method except for

- financial instruments at fair value.
- defined-benefit pension plans – plan assets at fair value

Assets, provisions and liabilities have been valued at cost unless otherwise stated.

Presentation principles

For the presentation of the financial statements, IAS 1 Presentation of Financial Statements is applied, which means that they are comprised of an income statement, statement of comprehensive income, balance sheet, statement of changes in equity (divided by transactions with the owners and other changes), cash flow statement and notes.

CONSOLIDATED ACCOUNTS

Subsidiaries

Subsidiaries are all companies over which HA Group has a controlling influence. HA Group has a controlling influence over a company when it is exposed to, or incurs the right to, variable returns from its holdings in the company, and can affect those returns through its influence over the company. Subsidiaries are included in the consolidated accounts as of the date on which the controlling influence is transferred to the Group. They are excluded from the consolidated accounts from the date on which the controlling influence is relinquished.

Acquisition accounting is used to report HA Group's business combinations. The consideration paid by a subsidiary for the acquisition comprises the fair value of the transferred assets, liabilities and any shares issued by HA Group. Acquisition-related costs are expensed as they arise. Identifiable assets acquired and liabilities assumed in a business combination are initially measured at fair value as at acquisition date. For each acquisition, HA Group determines if all non-controlling interests in the acquired company are to be

recognised at fair value or on the basis of the proportional share of the holding of the acquired company's net assets.

The amount by which the purchase price, any non-controlling interests and the fair value as at acquisition date of earlier shareholdings exceeds the fair value of HA Group's portion of identifiable acquired net assets, is recognised as goodwill.

Any intra-Group transactions and balance sheet items, as well as unrealised gains and losses on transactions between HA Group companies are eliminated. Where applicable, the accounting principles for subsidiaries have been amended to guarantee a consistent application of HA Group's principles.

Changes in the participating interest in a subsidiary without a change in controlling influence

Transactions with holders of non-controlling interests that do not lead to a loss of control are recognised as equity transactions, i.e. as transactions with the owners in their role as owners. A change in the participating interest is recognised through an adjustment of the carrying amounts for the holdings with and without a controlling influence so that they reflect the changes in their relative holdings in the subsidiary. When making acquisitions from shareholders without a controlling influence, the difference between the fair value of the purchase sum paid and the actual acquired portion of the carrying amount of the subsidiary's net assets is reported in equity. Profits and losses on divestments to holders of non-controlling interests are also recognised in equity.

Divestment of subsidiaries

When HA Group no longer has a controlling influence, each remaining holding is valued at fair value as of the date on which it no longer has controlling influence. The change in the carrying amount is recognised in profit or loss. The fair value is applied as the first carrying amount and forms the basis for the continued recognition of the remaining holding as an associated company, joint venture or financial asset. All amounts regarding the divested unit that were previously recognised in Other comprehensive income are recognised as if HA Group had directly divested the attributable assets or liabilities. This means that amounts previously recognised in Other comprehensive income are reclassified to profit or loss.

TRANSLATION OF FOREIGN CURRENCY

Functional currency and reporting currency

Items included in the financial statements for the various units in HA Group are valued in the currency used in the economic environment in which the respective company is primarily active (functional currency). The consolidated accounts are presented in Swedish kronor (SEK), which is HA Group's reporting currency.

*Figures for 2016 and 2015 are unaudited.

Transactions and balance sheet items

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing on the transaction date or the date on which the items were revalued. Foreign exchange gains and losses arising upon payment of such transactions and upon the translation of monetary assets and liabilities in foreign currencies at the closing day rate are recognised in the income statement. Exceptions refer to those cases in which the transactions comprise hedges meeting the conditions for hedge accounting of cash flows,that is, when gains/losses are recognised in Other comprehensive income.

Foreign exchange gains and losses relating to loans and cash and cash equivalents are reported in the income statement as financial income or expenses. All other foreign exchange gains and losses are recognised in the income sheet item "Cost of goods sold - net".

HA Group companies

The results and financial position of all of the Group entities (none of which has the currency of a hyper-inflationary economy) having a functional currency different from the reporting currency are translated into the Group's reporting currency as follows:

a assets and liabilities for each of the balance sheets are translated at the closing day rate;

b income and expenses for each of the income statements are translated at the average exchange rate (insofar as this average exchange rate constitutes a reasonable approximation of the accumulated effect of the exchange rates applying on transaction date, otherwise the income and expenses are translated at the transaction day rate), and

c all resulting exchange differences are recognised in Other comprehensive income.

Goodwill and fair value adjustments arising on acquisition of a foreign business are treated as assets and liabilities in this business and are translated at the closing day rate. Exchange rate differences are recognised in Other comprehensive income.

CASH FLOW STATEMENT

The cash flow statement shows cash received and paid during the year and cash and cash equivalents at beginning of the year and at year-end. The cash flow statement is presented according to the indirect method and is specified according to disbursements from operating activities, investing activities and financing activities.

Operating activities

The cash flow from operating activities is based on the operating profit for the year. Adjustment is made for items not included in the cash flow from

*Figures for 2016 and 2015 are unaudited.

operating activities. Changes in the assets and liabilities of operating activities consist of such items as are included in the normal business activities and are not attributable to investing or financing activities.

Investing activities
Investing activities consist of acquisitions and other fixed assets.

Cash and cash equivalents
Cash and cash equivalents are comprised of cash and bank balances, which corresponds to the balance sheet item, cash and cash equivalents.

The items in the cash flow statement are translated at the average exchange rate for subsidiaries having a functional currency other than SEK, which is based on the assumption that the cash flow is evenly distributed over the year. This means that changes in balance-sheet items, such as working capital, are calculated in the respective local functional currency to, then, be translated to SEK at the average exchange rate for the year.

REVENUE RECOGNITION

Consolidated net sales consist of revenue from sales of goods and services. Revenue recognition takes place when significant risks and benefits associated with the goods are transferred to the buyer, which normally occurs when the goods have been delivered to the customer. Revenue is recognised excluding VAT, returns and discounts and after the elimination of intra-Group sales.

RECOGNITION OF LEASES

The Group only holds operating leases. The leasing of assets where the lessor essentially remains as the owner of the asset is classified as an operating lease. Expenses for operating leases are expensed proportionally over the term of the lease.

FIXED ASSETS

Goodwill and intangible assets with indefinite useful lives

Goodwill arises when the cost upon acquisition of participations in subsidiaries exceeds the fair value of the acquired company's identifiable net assets. Goodwill is recognised at cost less any possible impairment.

Intangible assets with indefinite useful lives are mainly comprised of brands. Brands acquired through business acquisitions are recognised at fair value on acquisition date.

Under the heading of Consolidated Accounts above, a description is provided of the manner in which the cost of goodwill is determined.

Impairment testing of goodwill and intangible assets with indefinite useful lives is undertaken annually, or more frequently if there is any indication of a decrease in value. This is done by calculating the value in use of the cash-generating unit to which the goodwill and intangible assets with indefinite useful lives have been allocated. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to cash-generating units, or groups of cash-generating units, expected to benefit from the synergies of the combination. Each unit or group of units to which the goodwill has been allocated represents the lowest level within HA Group at which the goodwill in question is monitored in internal governance. Goodwill is monitored in the total HA Group as a whole, which is HA Group's identified cash-generating unit.

If the value in use for a cash-generating unit is lower than the carrying amount, an impairment of goodwill allocated to the unit is reported first and, then impairment of other assets in the unit in proportion to their carrying amounts is reported. An impairment of goodwill can never be reversed in a later reporting period.

Other intangible fixed assets

Other intangible fixed assets consist of computer programs and are recognised on the balance sheet at cost less accumulated amortisation and impairment losses, where applicable.

Expenditures for development of new products, information systems and software for own administrative use are capitalised only if it is deemed likely that such expenditures will lead to future financial benefits for the company. Otherwise, the expenditures are expensed on a continuous basis as they arise.

Brands acquired separately are recognised at cost less accumulated amortisation and any accumulated impairments.

Tangible fixed assets

Tangible assets are recognised in the balance sheet at cost less accumulated depreciation and any impairment losses. Cost includes expenditures directly attributable to the acquisition of the asset. Additional expenditures are added to the asset's carrying amount or reported as a separate asset as appropriate only if it is probable that the future economic benefits associated with the asset will accrue to HA Group and that the asset's cost can be measured in a reliable manner. The carrying amount of a replaced part is removed from the balance sheet. All kinds of repairs and maintenance are recognised as costs in the income statement in the period in which they occur.

*Figures for 2016 and 2015 are unaudited.

DEPRECIATION/AMORTISATION

Other intangible assets

Amortisation of other intangible assets is based on their assessed useful lifetimes and is applied on a straight-line basis. Brands are not amortised, but impairment tested annually (see goodwill and intangible assets with indeterminable useful lives above). Other intangible assets are amortised during a maximum of five years.

Tangible fixed assets

Depreciation of tangible fixed assets is based on the assessed useful life and is applied on a straight-line basis down to its estimated residual value. The assets' residual values and useful lives are reviewed at the end of each reporting period and adjusted if necessary. Depreciation of machinery and equipment is applied to the main portion of the portfolio over 5-10 years. Personal computers, tools and models are primarily depreciated over three years. Depreciation of buildings and land improvements is applied at 2-5 per cent per annum. Land is not depreciated.

Impairment losses

At every closing date, the carrying amounts of tangible and intangible fixed assets are analysed to establish if there are any indications that these assets have declined in value. If there are any such indications, the asset's replacement cost is calculated to be able to establish the value of any impairment losses. An impairment loss is recognised if the recoverable amount is less than the carrying amount. The recoverable amount is the higher of the asset's fair value less selling expenses and its value in use. When assessing impairment requirements, assets are grouped at the lowest level at which there are essentially independent cash flows (cash-generating units). For assets (other than goodwill) that were previously impaired, a test for reversal is undertaken in conjunction with each closing date.

FINANCIAL ASSETS

Classification

HA Group classifies its financial assets in the following categories: financial assets at fair value through profit or loss, and loans and receivables. Classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets at initial recognition. A financial asset or financial liability is recognised in the balance sheet when the company becomes a party to the contractual provisions of the instrument. A receivable is recognised when the company has rendered a service or supplied a product and the counterparty is

*Figures for 2016 and 2015 are unaudited.

contractually obliged to pay, even if an invoice has not been sent at that date. Trade receivables are reported in the balance sheet when an invoice is sent. A liability is entered when the counterparty has rendered a service or supplied a product and there is a contractual obligation to pay, even if an invoice has not yet been received. Trade payables are recognised when an invoice is received. A financial asset is removed from the balance sheet when the rights in the agreement are realised, expire, or the company loses control of the rights. The same applies to a portion of a financial asset. A financial liability is removed from the balance sheet when the obligation in the agreement is fulfilled or otherwise expires. The same applies to a portion of a financial liability. Purchases and sales of derivatives are recognised on the trade date.

Financial assets and liabilities measured at fair value through profit and loss: The sub-category of financial instruments held for trading includes derivatives not used for hedge accounting including currency derivatives.

• Loans and receivables: HA Group accounts receivable, other receivables and cash equivalents are included in this category.
• Available-for-sale financial assets: This category consists of financial assets not classified in any other category
• Other financial liabilities: HA Group's trade payables and loan liabilities are included in this category

(a) Financial assets at fair value through profit or loss.
Financial assets at fair value through profit or loss. Derivatives are classified as being held for trade if they are not identified as hedges. Assets in this category are classified as current assets if they are expected to be sold within 12 months, otherwise they are classified as fixed assets.

(b) Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not listed on an active market. They are included in current assets, with the exception of items with maturity dates more than 12 months after the end of the reporting period, which are classified as fixed assets. HA Group's loans and receivables are comprised of accounts receivable and other receivables and cash and cash equivalents reported in the balance sheet (Note 2).

Recognition and measurement

Purchases and sales of financial assets are recognised on transaction date – the date on which HA Group pledges to buy or sell the asset. Financial instruments are initially recognised at fair value plus transaction costs. Financial assets are removed from the balance sheet when the right to receive cash flows from the instrument has expired or been transferred and HA Group has relinquished essentially all risks and benefits associated with ownership. Loans and receivables are recognised after the acquisition date at amortised cost applying the effective interest method.

Gains and losses resulting from changes in fair value as regards the category financial assets at fair value through profit or loss are recognised in profit or loss in the period in which they arise.

Net financial statements and liabilities

Financial assets and liabilities are offset and reported in a net amount in the balance sheet only when there is a legal right to settle the reported amounts and there is an intention to settle such amount in a net amount or to simultaneously realize the asset and settle the liability. The legal right must not be dependent on future events and must be legally binding on the company and the counterparty both in normal business and in case of payment, insolvency or bankruptcy.

Impairment of financial assets

Assets recognised at amortised cost

At the end of each reporting period, HA Group determines whether there is any objective evidence that an impairment requirement exists for a financial asset or group of financial assets. A financial asset or group of financial assets is deemed to incur an impairment requirement and is impaired only if there is objective evidence of an impairment requirement as a result of one or more events occurring after the asset has been initially recognised (a "loss event") and that this event (or events) have an impact on the estimated future cash flows for the financial asset or group of financial assets that can be reliably estimated.

HA Group first determines whether or not there are objective grounds for impairment.

If the impairment requirement decreases in a subsequent period and the decrease can objectively be attributed to an event that occurred after the impairment was recognised (such as an improvement of the debtor's credit rating), the reversal of the previously recognised impairment is recognised in the consolidated income statement.

Derivatives and hedges

Derivative instruments are recognised in the balance sheet on contract date and are measured at fair value, both initially and following subsequent re-valuations. The method for recognising the gain or loss arising on restatement depends on whether the derivative has been identified as a hedging instrument and, if so, the nature of the item hedged. HA Group identifies the derivatives as a hedge of a particular risk associated with a recognised asset or liability or a very likely forecasted transaction (cash flow hedge).

Upon entering into the transaction, HA Group documents the relationship between the hedge instrument and the hedged item, as well as HA Group's objective for the risk management and the risk

management strategy regarding the hedge. HA Group also documents its assessment, both when the hedge is initiated and thereafter on an on-going basis, as to whether the derivative instruments used in the hedging transactions are effective in counteracting changes in fair value or the cash flows attributable to the hedged items.

Information on the fair value of various derivative instruments used for hedging is found under the heading categories of financial assets and liabilities and valuation at fair value later in Note 2. Changes in the hedge reserve in equity are reported in the specification of changes in consolidated equity. The entire fair value of a derivative that is a hedging instrument is classified as a fixed asset or non-current liability when the hedged item's remaining maturity is greater than 12 months, and as a current asset or current liability if the hedged item's remaining maturity is less than 12 months.

Cash flow hedge

The effective portion of changes in fair value of a derivative instrument identified as a cash flow hedge and meeting the requirements for hedge accounting is recognised in Other comprehensive income. The gain or loss attributable to the ineffective portion is recognised immediately in the income statement in the item financial income/expense.

Accumulated amounts in equity are reversed to the income statement in the periods in which the hedged item affects profit or loss (such as, when the forecasted sale being hedged takes place). The gain or loss attributable to the ineffective portion is recognised in the income statement in the item Net financial income/expense. If a hedge of a forecasted transaction subsequently leads to recognition of a non-financial asset (e.g. stock-in-trade or fixed assets), the gains and losses previously recognised in equity are removed from equity and included in the initial costs of the asset. These amounts recognised as assets will later be recognised in expenses of goods sold when it comes to stock-in-trade, or in depreciation as regards fixed assets.

If a hedging instrument expires or is sold, or if the hedge no longer meets the criteria for hedge accounting and accumulated gains or losses from the hedge are reported in equity, these gains or losses remain in equity and are recognised through profit or loss at the same time that the forecasted transaction is finally recognised in profit or loss. If a forecasted transaction is no longer expected to take place, the accumulated gain or loss recognised in equity is immediately reported in the income statement item Net financial income/expense.

*Figures for 2016 and 2015 are unaudited.

STOCK-IN-TRADE

Stock-in-trade is valued at the lower of cost and net selling price. Cost is determined using the first in, first out method (FIFO). The cost of finished goods and work in progress consists of design costs, raw materials, direct salaries, other direct costs and attributable indirect manufacturing costs (based on normal manufacturing capacity). Borrowing costs are not included. The net selling price is the estimated selling price in the operating activities, less applicable variable selling expenses.

ACCOUNTS RECEIVABLE

Accounts receivable are amounts that are to be paid by customers for goods sold or services rendered in the operating activities. If payment is expected within one year or less (or during a normal business cycle if this is longer), they are classified as current assets. If not, they are recognised as fixed assets. Accounts receivable are initially recognised at fair value and, subsequently, at amortised cost by applying the effective interest method, less any provisions for impairment.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise immediately available bank balances and short-term deposits/investments. Short-term deposits/investments have a duration of less than three months from acquisition date.

ACCOUNTS PAYABLE

Accounts payable are comprised of obligations to pay for goods or services acquired from suppliers in operating activities. Accounts payable are classified as current liabilities if they are due for payment within one year or less (or during a normal business cycle if this is longer). If this is not the case, these items are reported as non-current liabilities.
Accounts payable are initially recognised at fair value and are subsequently measured at amortised cost using the effective interest method.

BORROWING

Borrowings are initially recognised at fair value. Borrowings are subsequently measured at amortised cost and any difference between the amount received and the repayment amount is recognised in the income statement over the term of the loan using the effective interest rate method.

Fees paid for credit facilities are recognised as transaction costs for the borrowing to the extent that it is probable that a portion, or all, of the facility will be utilised. In such cases, the fee is recognised when the credit facility is utilised. When there is no evidence that it is probable that a portion or all of the

facility will be utilised, the fee is recognised as a pre-payment for financial services and is distributed over the maturity of the credit facility in question.

Bank overdraft facilities are reported as borrowing under Current liabilities on the balance sheet.

CURRENT AND DEFERRED INCOME TAX

Tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except when the tax refers to items recognised in Other comprehensive income or in equity. In such cases, the tax is also recognised in Other comprehensive income or equity.

Current tax expenses are calculated on the basis of the tax regulations which at closing date have been enacted, or substantively enacted, in countries in which the Parent Company and its subsidiaries operate and generate taxable income. Management regularly evaluates statements made in tax returns with respect to situations where the applicable tax regulations are subject to interpretation. When deemed appropriate, management makes provisions for amounts expected to be paid to the tax authorities.

Deferred tax is recognised, using the balance sheet method, on all temporary differences between the tax bases of assets and liabilities and their carrying amounts in the consolidated accounts. However, deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill. Nor is deferred tax recognised if it arises as a result of a transaction constituting the initial recognition of an asset or liability in a business combination that, at the time of the transaction, impacts neither the recognised profit or loss nor the profit or loss reported for tax purposes. Deferred income tax is calculated applying the tax rates (and legislation) that have been determined or announced as at closing date and which are expected to apply when the rdeferred tax assets concerned are realised or the deferred tax liability is settled.

Deferred tax assets are recognised to the extent that it is probable that future tax surpluses will be available, against which the temporary differences can be utilised.

Deferred tax is calculated on temporary differences arising on participations in subsidiaries and associated companies, except for deferred tax liabilities where the timing of the reversal of the temporary difference can be controlled by the Group and where it is likely that the temporary difference will not be reversed in the foreseeable future.

EMPLOYEE BENEFITS

Short-term benefits:
Short-term benefits in HA Group consist of salary, social security contributions, paid holiday, paid sick leave, healthcare and bonuses. Short-term benefits are reported as an expense and a liability when there is a legal or informal obligation to pay a compensation.

Compensation for termination:
Provisions for termination expire when any company within HA Group decides to terminate employment prior to the normal date of termination of employment or when an employee accepts an offer for voluntary resignation in return for such compensation. If the remuneration does not provide the company with any future economic benefit, a liability and expense are reported when the company has a legal or informal obligation to pay such compensation. The compensation is valued at the best estimate of the compensation that would be required to settle the liability as at balance sheet date.

Compensation on termination of employment (pensions);
A defined contribution pension plan is a pension plan under which HA Group pays fixed contributions to a separate legal entity. HA Group has no legal or constructive obligations to pay further contributions if this legal entity does not hold sufficient assets to pay all benefits to employees relating to the employees' service in the current and prior periods. A defined benefit plan is a pension plan which is not a defined contribution plan.
The hallmark of defined benefit plans is that they specify an amount that the employee will receive after retirement, usually based on one or more factors, such as age, length of service and salary.

The liability recognised in the balance sheet for defined benefit pension plans is the present value of the defined benefit obligation at the end of the reporting period, less the fair value of the plan assets. Defined benefit pension obligations are calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting estimated future cash flows applying the interest rate on first-class corporate bonds issued in the same currency in which the compensation will be paid, with durations comparable with the pension obligation in question.

Costs for service during the current period for defined benefit plans, recognised as personnel costs in the income statement except when they are capitalised as a part of the cost of an asset, are comprised of the increase in the defined benefit obligation, changes in the compensation, curtailments and settlements.

Net interest is calculated by applying the discount interest rate to defined benefit plans and to the fair value of plan assets. This cost is included in personnel costs in the income statement.

Actuarial gains and losses as a result of experience-based adjustments and changes in actuarial assumptions are recognised in Other comprehensive income in the period in which they arise.

Past service costs are recognised directly in profit or loss.

For defined contribution pension plans, HA Group pays contributions to publicly or privately administered pension insurance plans on a mandatory,

*Figures for 2016 and 2015 are unaudited.

contractual or voluntary basis. HA Group has no further payment obligations once the contributions are paid. The contributions are recognised as personnel costs when they fall due for payment. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in future payments can benefit HA Group.

PROVISIONS

Provisions for restructuring costs are recognised when: HA Group has a legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Provisions for restructuring include costs for lease terminations and severance pay. Provisions are not recognised for future operating losses.

If there are a number of similar obligations, the likelihood is assessed that an outflow of resources will be required in the settlement of the entire group of obligations. A provision is recognised even if the likelihood of an outflow with respect to any one item in this group of obligations is minimal.

The provisions are valued at present value of the amount expected to be required to settle the obligation. Here, a discount rate before tax is applied reflecting a current market assessment of the time value of funds and the risks associated with the provision. Any increase in provisions due to the passage of time is recognised as an interest expense.

SHARE CAPITAL

Ordinary shares are classified as equity.

SIGNIFICANT ASSESSMENTS, ASSUMPTIONS AND ESTIMATES

Upon application of the accounting principles described above, the following assessments, assumptions and estimates are deemed to be the most significant.

Impairment testing of goodwill
In the assessment of whether there is an impairment requirement, assumptions are as regards future cash flows, the discount rate, growth and profitability for the cash-generating units to which the goodwill is attributed. For a description of the manner in which the impairment tests are undertaken and the assumptions applied, refer to Note 9.
The carrying amount of goodwill is:
2017 SEK 5,980 million
2016* SEK 5,959 million
2015* SEK 5,630 million

*Figures for 2016 and 2015 are unaudited.

Valuation of stock-in-trade
HA Group's stock-in-trade has been measured with the application of the first-in, first-out (FIFO) principle at the lower of historical cost and net sales price as per closing date. In determining the net sales price, the products' age and assessed future turnover rate have been taken into account. The carrying amount of stock-in-trade at year end and the breakdown into stock components is presented in Note 13:
2017 SEK 966 million
2016* SEK 810 million
2015* SEK 711 million

Credit risks in accounts receivable
To determine the requirement of a provision for credit risks, an assessment is performed of the customers' future payment capacity. A particularly thorough assessment is made in cases in which the accounts receivable are overdue. Outstanding accounts receivable and an age analysis of overdue accounts receivable are found in Note 14:
2017 SEK 876 million
2016* SEK 1,053 million
2015* SEK 1,072 million

Deferred tax regarding loss carry-forwards
In the valuation of deferred tax assets, assessments are made of future tax surpluses in the respective country and, thereby, the possibility of utilising loss carry-forwards. Note 8 describes the size of the loss carry-forwards and the portion deemed to be able to be utilised. The carrying amount of deferred tax assets related to tax loss carry-forwards totals
2017 SEK 4 million
2016* SEK 21 million
2015* SEK 10 million

Provisions for warranties
Provisions for warranty commitments are reported on the grounds that HA Group may need to bear costs for repairing faulty products. Warranties are usually provided for one or two years after the sale. There is uncertainty regarding the amounts and times for possible settlements under these warranties. Provisions for warranty commitments are reported based on historical information and outcomes.

Acquisitions
The acquisition method is applied to account for the Group's business combinations, whether the acquisition consists of equity shares or other assets. The purchase price for the acquisition of a subsidiary consists of the real values of
- transferred assets
- liabilities borne by HA Group to former owners
- shares issued by HA Group
- assets or liabilities arising from a conditional purchase agreement
- previously reported equity ratio in the acquired company

*Figures for 2016 and 2015 are unaudited.

Identifiable acquired assets, assumed liabilities and assumed contingent liabilities in Business combinations are initially valued, with a few exceptions, at fair value on acquisition date. For each acquisition, ie on an acquisition-by–acquisition basis, HA Group decides whether non-controlling interest in the acquiree is reported at fair value or at the portional share of the holding in the carrying amount of the acquiree's identifiable net assets. Acquisition-related costs are expensed when incurred.

Goodwill refers to the excess of the:
- consideration transferred,
- amount of any non-controlling interest in the acquired entity, and
- the fair value at acquisition date of any previous equity interest in the acquired entity, over the fair value of identifiable assets acquired. If the amount is less than the real the value of the acquired net assets, in the case of a low-cost acquisition, the difference is recognized directly in the income statement. In cases where all or a portion of a purchase price is postponed, future payments shall be discounted at present value at date of acquisition. The discount rate is the company's marginal lending rate, which is the interest rate the company would have paid for loan financing during the corresponding period and on similar terms. Conditional purchase consideration is classified either as equity or as a financial liability. Amounts classified as financial liabilities are revalued in each period at fair value. Any revaluation gains and losses are recognized in profit or loss. If the business combination is carried out in several stages, the previous equity ratios of the acquired company are revalued at their fair value as at acquisition date. Any gain or loss resulting from the revaluation is reported in the income statement.

NOTE 2. FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

This Note explains HA Group's exposure to financial risks and how these risks may affect HA Group's future financial results. The results of the relevant periods have been included, if applicable, to provide additional information in this context.

Risk	**Exposure arises from**	**Measurement**	**Management**
Market risk - currency	Future business transactions Reported financial assets and financial liabilities that are not expressed in Swedish kronor (kr).	Cash flow projections Sensitivity analysis	Assessment of currency swaps
Market risk - rate risk	Long-term borrowing with floating rate	Sensitivity analysis	Assessment of need for Interest rate swaps
Credit risk	Liquid funds, accounts receivable, derivative financial instruments assets that can be sold and	Aging Credit rating	Diversification of deposits, credit limits and letters Location Guidelines for financial assets, such as

	investments held to maturity		assets that can be sold, and investments held to maturity
Liquidity risk	Borrowings and other liabilities	Cash flow projections	Access to binding credit commitments and credits

HA Group finance identifies, evaluates and hedges financial risks in close cooperation with HA Group's operating units. The Board establishes written policies both for overall risk management and for specific areas, such as currency risk, interest rate risk, credit risk, use of derivative instruments and non-derivative financial instruments and placement of excess liquidity.

CURRENCY RISK AND POLICY

HA Group has most of its subsidiaries, as well as production and sales units, outside Sweden. A significant share of the Group's assets, liabilities, income and expenses are consequently in foreign currencies. Exchange rate fluctuations in the SEK to other currencies thereby affects HA Group's financial position and performance.

Currency risk can be divided into transaction exposure and translation exposure. Transaction exposure refers to the net of operating and finance inflows and outflows in currencies. Translation exposure refers to foreign subsidiaries' net assets and profit in foreign currencies.

TRANSACTION EXPOSURE

HA Group's policy is to cover currency risk through currency forward contracts up to a maximum of fifty percent of the expected currency flows (net) in the next 12 months. The effect of currency fluctuations on consolidated profit is, thereby, reduced during the period of time during which the prices and costs, insofar as possible, are adapted to the changed exchange rates. The most significant exposure pertains to raw material purchases in EUR, although several of HA Group's subsidiaries are located within the EMU, i.e. these companies have no exposure. A few companies sell in foreign currencies.

The Group's net exposure in various currencies:
31 Dec 2017 SEK 1 911 million
31 Dec 2016* SEK -802 million
31 Dec 2015* SEK -745 million

A strengthening of the exposure currency by 5 per cent affects the consolidated operating profit in, approximately, the amounts stated below, excluding hedging measures.

31 Dec 2017 SEK 96 million
31 Dec 2016* SEK -41 million
31 Dec 2015* SEK -40 million

*Figures for 2016 and 2015 are unaudited.

As at 31 December 2017, there are no outstanding currency forward contracts for the hedging of currency flows.

Operating profit for 2017 includes foreign exchange gains of:
31 Dec 2017 SEK 10 million
31 Dec 2016* SEK 8 million
31 Dec 2015* SEK 3 million

Net financial items include foreign exchange gains of:
31 Dec 2017 SEK 275 million
31 Dec 2016* SEK 392 million
31 Dec 2015* SEK 343 million

Financial foreign exchange gains refer to exchange rate effects, mainly in unrealised gains and losses on borrowing in foreign currencies. Currency fluctuations also have an impact on both net sales and expenses in a currency other than the functional currency in the respective country.

There is no ineffectiveness to report regarding cash-flow hedges (0).

TRANSLATION EXPOSURE

The table below shows the currencies most important to HA Group and the exchange rates used in the translation of foreign subsidiaries' income statements and balance sheets to SEK.

		Closing-day rate			Average price		
Country	**Currency code**	**2017**	**2016***	**2015***	**2017**	**2016***	**2015***
EUR countries	EUR	9.85	9.57	9,14	9.63	9.47	9.36
Switzerland	CHF	8.43	8.91	8,43	8.67	8.69	8.77
Denmark	DKK	1.32	1.29	1,22	1.29	1.27	1.25
Poland	PLN	2.36	2.17	2,15	2.26	2.17	2.24
Russia	RUR	0.14	0.15	0,11	0.15	0.13	0.14

The translation difference arising in comparing profit for the year with the average rate applied in the income statement, and the final rate applied in the balance sheet, is recognised directly in equity. Net assets in foreign subsidiaries are recognised at the closing-day rate in the balance sheet. Translation differences arising between the value of these assets at the beginning of the year and the value at year-end are recognised in comprehensive income for the year. The totals of both of the aforementioned translation differences are:
2017 SEK -58 million
2016* SEK 314 million
2015* SEK -83 million

*Figures for 2016 and 2015 are unaudited.

BORROWING AND MATURITY STRUCTURE

HA Group's financing and financing risk is managed by the subsidiary HA International AB, and provides financing for certain Group entities.

In November 2017, HA Group successfully completed a refinancing of its senior facilities, with the previous financing replaced by a new syndicated EUR denominated borrowing arrangement. This new financing consists of a borrowing facility of EUR 500 million maturing in 2024 and a revolving credit facility of EUR 50 million maturing in 2023.

The new agreement contains only one financial commitment, calculated as net debt in relation to consolidated EBITDA, with the first test as of December 2018. Previous agreements contained three financial commitments, (net debt in relation to consolidated EBITDA, net cash in relation to interest expense and cash flow in relation to net cash interest expenses and repayment of loans). The company has complied with all of the financial commitments.

The lead arrangers were KKR Capital Markets Ltd, Nordea and SEB and the agent is Lucid Agency and Trustee Services Ltd. The borrowing facility of EUR 500 million was fully drawn at inception (30 November 2017). As of December 2017, a total of GBP7m had been drawn on the revolving credit facility.

Additional information as regards the HA Group's borrowings can be found in Note 17.

The table below shows the percentage distribution per currency of the Group's senior borrowing, excluding shareholder loans and derivatives, as at 31 December 2017.

EUR	99%
GBP	1%
	100%

The table below shows the percentage distribution per currency of the Group's senior borrowing, excluding shareholder loans and derivatives, as at 31 December 2016*.

EUR	59%
SEK	18%
DKK	1%
NOK	8%
RUR	5%
CHF	9%
	100%

*Figures for 2016 and 2015 are unaudited.

The table below shows the percentage distribution per currency of the Group's senior borrowings, excluding shareholder loans and derivatives, as at 31 December 2015*.

EUR	60%
SEK	21%
DKK	1%
NOK	8%
CHF	10%
	100%

HA Group has subordinated loans from the owner KKR Credit Advisors (US) LLC. These loans are subject to payment in kind (PIK) interest, which is capitalised during the term of the loan, please see Note 17 for further details.

Interest rate risk

HA Group's main interest rate risk arises from long-term variable rate borrowing, which exposes the Group to interest rate risk on cash flows. The Group's borrowings and receivables are reported at accrued acquisition value.

The result is sensitive to higher / lower interest income from borrowing due to interest rate fluctuations.

	Impact on net profit for the year after tax		
	2017	2016*	2015*
Interest rate - increase 1 percent *	50	56	22
Interest rate - reduction -1 percent *	-49	-46	-68

* All other variable constant

Interest rate swaps

Interest rate swaps are used to secure the desired interest rate levels.

No interest rate swaps existed as at 31 December 2017

The nominal amount of outstanding interest rate swap agreements at December 31, 2016* amounted to SEK 1,042, for December 31, 2015* this amounted to SEK 1,270

As at 31 December 2016*, variable interest rates varied between 0% and 1.36% (2015*: between 0.16% and 2.08%). Approximately 90% incurs 0% interest. The most important variable interest rates are EURIBOR and LIBOR.

The key variable interest rates are EURIBOR and LIBOR. Gains and losses on interest rate swaps at 31 December 2015* have been recognised in the hedging reserve in equity

*Figures for 2016 and 2015 are unaudited.

Currency swaps

Currency interest rate swaps are used to obtain the desired financing in terms of the subsidiaries' currency.

New currency swaps were entered into as of end November 2017 due to inter-company loans between Hilding Anders International AB and certain subsidiaries. The currency swaps are in EUR to SEK, CHF, CZK, NOK and PLN. The objective is to better reflect HA Group's earnings in various currencies. The nominal amount for the outstanding currency swaps amounts to EUR 500 million and these fall due in November 2024. Gains and losses arising on the currency swaps are continuously recognised in the income statement as unrealised currency gains.

2016: In 2014 and 2015*, the Group entered into 3 currency interest rate swaps whereby EUR debt via derivatives was converted into CHF and NOK debt. The purpose is to better reflect HA Group's earnings in different currencies. The nominal amount of outstanding currency exchange swaps was SEK 2,487 million and closed out November 2017.

Financing risk

As described above, HA Group is financed by a consortium on the basis of a syndicated borrowing arrangement in effect until 30 November 2024.

At year-end, the Company's unutilised portion of the agreed credits amounted to
EUR 42 million in a Revolving Credit Facility, (GBP 7 million was drawn in December 2017).

2016*: HA Group was funded by a consortium on the basis of a syndicated multi-currency credit facility due to expire on 31 July 2020.

At year-end the unused portion of the company's agreed credit lines totalled SEK 248 million.

2015*: HA Group is funded by a consortium on the basis of a syndicated multi-currency credit facility due to expire on 31 December 2017.

At year-end the unused portion of the company's agreed credit lines totalled SEK 504 million.

Credit Risk

Financing risk is defined as the risk of not being able to meet payment commitments as a result of inadequate liquidity or difficulty in obtaining financing. HA Group's goal is to always have more than one creditor willing to offer financing at market-based terms.

*Figures for 2016 and 2015 are unaudited.

Categories of financial assets and liabilities and measurement at fair value

The table below presents financial assets and liabilities per category as defined in IAS 39 Financial Instruments: Recognition and measurement.

Financial instruments by category

	Loans and receivables	Assets at fair value through profit or loss	Derivatives used for hedging	Total
31 Dec. 2017				
Assets reported in the balance sheet				
Derivative instruments		58		58
Accounts receivable and other receivables excluding interim receivables	1,323			1,323
Cash and cash equivalents	889			889
Total	**2,212**	**58**	**0**	**2,270**

	Other financial liabilities	Liabilities at fair value through profit or loss	Derivatives used for hedging	Total
31 Dec. 2017				
Liabilities reported in the balance sheet				
Borrowing	14,398			14,398
Derivative instruments				0
Accounts payable and other liabilities excluding non-financial liabilities	1,698			1,698
Total	**16,096**	**0**	**0**	**16,096**

	Loans and receivables	Assets at fair value through profit or loss	Derivatives used for hedging	Total
31 Dec. 2016*				
Assets reported in the balance sheet				
Derivative instruments				
Accounts receivable and other receivables excluding interim receivables	1,206			1,206
Cash and cash equivalents	952			952
Total	**2,158**	**0**	**0**	**2,158**

*Figures for 2016 and 2015 are unaudited.

	Other financial liabilities	Liabilities at fair value through profit or loss	Derivatives used for hedging	Total
31 Dec. 2016*				
Liabilities reported in the balance sheet				
Borrowing	12,869			12,869
Derivative instruments		24	12	36
Accounts payable and other liabilities excluding non-financial liabilities	1,397			1,397
Total	**14,266**	**24**	**12**	**14,302**

	Loans and receivables	Assets at fair value through profit or loss	Derivatives used for hedging	Total
31 Dec. 2015*				
Assets reported in the balance sheet				
Derivative instruments				
Accounts receivable and other receivables excluding interim receivables	1,276			1,276
Cash and cash equivalents	992			992
Total	**2,268**	**0**	**0**	**2,268**

31 Dec. 2015*	Other financial liabilities	Liabilities at fair value through profit or loss	Derivatives used for hedging	Total
Liabilities reported in the balance sheet				
Borrowing	11,243			11,243
Derivative instruments		-11	25	14
Accounts payable and other liabilities excluding non-financial liabilities	1,325			1,325
Total	**12,568**	**-11**	**25**	**12,582**

The maximum exposure to credit risk as at the balance sheet date corresponds to the carrying amount of each category of financial assets mentioned above.

For short-term financial assets and liabilities (Cash, trade receivables and trade payables), the fair value is estimated to correspond to the carrying amount.

*Figures for 2016 and 2015 are unaudited.

Financial derivatives are valued at fair value using established valuation models with market rates from active foreign exchange markets and all derivatives are valued in group 2.
As the majority of interest-bearing liabilities have a fixed-interest period of no more than 3 months and as the new financing was completed close to year-end (November 2017), the difference between amortised cost and fair value at December 31, 2017 is considered immaterial..

NOTE 3. RELATED PARTY DISCLOSURES

Owners of Parent Company
The following funds managed by KKR Credit Advisors (US) LLC have a controlling influence in HA Group:

Name	Country	% equity
Capital Partners L.P.		3.40%
Corporate Capital Trust Inc.		27.30%
KKR Credit Relative Value Master Fund L.P		0.50%
KKR Debt Investors II (2006) Ireland L.P.		4.70%
KKR European Special Opportunities Limited		10.20%
KKR Financial Holdings Limited		6.40%
KKR CP Partners L.P.		2.00%
Maryland State Retirement And Pension System		1.20%
KKR Mezzanine Partners I L.P.		18.70%
KKR Mezzanine Partners Side-by-Side L.P.		0.10%
Oregon Public Employees Retirement Fund		2.80%
KKR-PBPR Capital Partners L.P.		1.20%
Spruce Investors Limited		19.90%
KKR Principal Opportunities Partnership L.P.		1.80%
Total Shares		100%

In 2016, B-Fly 2 S.á.r.l, Luxembourg had a controlling influence over HA Group in the capacity of majority owner, which was divested to the funds listed above during the financial year.

Subsidiaries
Holdings in subsidiaries are presented in Note 14.

NOTE 4. NET SALES BY GEOGRAPHIC MARKET

Net sales distributed by geographic market:

	2017	%	2016*	%	2015*	%
Europe	4,590	51	5394	65	5,399	63
Russia	3,659	40	2154	26	2,452	29
Asia	823	9	713	9	728	8
Total	**9,072**	**100**	**10,277**	**124**	**8,578**	**100**

100% of net sales refers to goods.

*Figures for 2016 and 2015 are unaudited.

NOTE 5. INFORMATION ON TYPE OF COST

In the consolidated income statement, costs are grouped by function. Information on significant cost types is provided below.

	Note	2017	2016*	2015*
Product cost in cost of goods sold [1]		4,911	4,497	4,537
Salaries, remuneration and social security contributions	6	1,083	1,649	1,659
Amortisation of intangible assets	11	22	16	13.655
Depreciation of tangible assets	12	208	229	229.08
Other		2,476	1,266	1,305
Total costs		**8,700**	**7,657**	**7,743**

[1] Product costs presented above include material costs, logistics costs and other variable manufacturing costs (excluding salaries).

NOTE 6. SALARIES AND OTHER ENTITLEMENTS

	2017	2016*	2015*
Salaries, including restructuring costs & other benefits upon termination	793	1,301	1,306
Social security contributions	267	291	289
Pension expenses - defined contribution plans	37	44	50
Pension expenses - defined benefit plans (Note 16)	-14	13	14
	1,083	1,649	1,659

	2017	2016*	2015*
Salaries, remuneration and social security contributions			
Salaries and other benefits to the CEO	38	56	50
Of which bonuses	5	11	10
Other salaries and benefits	755	1,246	1,256
Pension expenses for the CEO	3	5	5
Pension expenses for other employees	21	52	59
Other payroll overhead	267	291	289
Total	**1,089**	**1,649**	**1,659**

No remuneration is payable to Board Members in the Parent Company.

*Figures for 2016 and 2015 are unaudited.

NOTE 7. FINANCIAL ITEMS

a) Financial income

	2017	2016*	2015*
Other interest income			
and similar profit/loss items			
Interest	23	24	13
Foreign exchange gains from financing measures and other similar items	68	231	343
Total	**91**	**255**	**356**

b) Financial expenses

	2017	2016*	2015*
Other interest expenses			
and similar profit/loss items			
Interest	-1554	-1354	-1208
Foreign exchange losses from financing measures	-276	-435	0
Total	**-1,830**	**-1,788**	**-1,208**

NOTE 8. TAXES

a) Taxes in profit/loss for the year

	2017	2016*	2015*
Current tax	-175	-125	-149
Deferred tax	-34	10	4
Total	**-209**	**-114**	**-146**

*Figures for 2016 and 2015 are unaudited.

b) Tax rate

The Swedish income tax rate currently amounts to 22.0 per cent (2016 – 22%) (2015 – 22%). The Group's recognised tax is presented below:

Income tax expense	2017	2016*	2015*
Profit before taxes	-1,328	-906	2
Income tax according to Swedish law 22% (22.0%)	292	199	0
Tax effect on items not deductible / non taxable			
Other items	5	20	
Subtotal	**297**	**219**	**0**
Difference in foreign tax rates	6	5	4
Adjustment of tax for previous periods and other	-41	26	12
Effect of changed tax rate	-6	-2	-4
Taxes for the year without capitalization of deferred tax	-465	-362	-164
Reported tax	-209	-114	-153

The tax attributable to components in Other comprehensive income is as follows:

	2017			2016*			2015*		
	Before tax	Tax effect	After tax	Before tax	Tax effect	After tax	Before tax	Tax effect	After tax
Cash flow hedges	0	0	0	13	-3	10	-2	1	-1
Net pension obligations	35	-7	28	0	0	0	-4	0	-4
Exchange-rate differences	-59	0	-59	311		311	-83	0	-83
Other comprehensive income	-24	-7	-31	324	-3	321	-89	1	-88

*Figures for 2016 and 2015 are unaudited.

c) Tax loss carry-forwards

	2017	2016*	2015*
Unutilised tax-loss carry-forwards for which no deferred tax assets have been recognised	65	2,810	1,622

The unutilized loss carry forwards relate to Parent companies in Sweden where there is no limited useful lifetime. The Parent Company is unlikely to generate taxable income in the foreseeable future. The difference in one year relates to the changed ownership structure. An ongoing investigation has validated the amount of lost loss carry forwards.

d) Deferred tax assets and liabilities

Temporary differences and tax loss carry-forwards have resulted in the following deferred tax assets and liabilities.

	2017	2016*	2015*
Deferred tax assets			
Tax loss carry-forwards	4	21	10
Stock impairments	1	6	5
Provisions for bad debt losses	1	12	9
Provisions for guarantee commitments	1	5	4
Provisions for pensions	21	25	23
Provisions for restructuring measures	3	4	8
Temporary differences fixed assets	15	17	16
Other deductible temporary differences	13	22	14
Total deferred tax assets	**59**	**112**	**89**
Deferred tax liabilities			
Temporary difference intangible fixed assets	55	56	51
Temporary difference tangible and financial assets	106	94	90
Other taxable temporary differences	2	8	9
Total deferred tax liabilities	**163**	**158**	**150**

*Figures for 2016 and 2015 are unaudited.

Maturity dates for deferred taxed carried forwards:

	2017	2016*	2015*
Deferred tax assets			
- Deferred tax assets to be utilized after more than 12 months	40	62	49
- Deferred tax assets to be utilized within 12 months	19	49	40
	59	**112**	**89**
Deferred tax liabilities			
- Deferred tax liabilities to be utilized after more than 12 months	161	150	142
- Deferred tax liabilities to be utilized within 12 months	2	8	9
	163	**158**	**150**
Deferred tax (net)	**-104**	**-46**	**-61**

NOTE 9. INTANGIBLE FIXED ASSETS

2017 Group	Goodwill	Other intangible fixed assets	Total intangible fixed assets
Opening cost	9,842	586	10,428
Investments	53	25	78
Sales/disposals	-1	-21	-22
Reclassifications		0	0
Translation difference	58	0	58
Closing accumulated costs	**9,952**	**590**	**10,542**
Opening amortisation	0	-230	-230
Sales/disposals	0	17	17
Amortisation according to plan for the year	0	-22	-22
Translation difference	0	-3	-3
Closing accumulated amortisation according to plan	**0**	**-238**	**-238**
Opening impairment	-3,882	-12	-3,894
Impairment losses for the year	0	5	5
Sales/disposals	0		0
Translation difference	-90	0	-90
Closing accumulated impairment	**-3,972**	**-7**	**-3,979**
Closing book value	**5,980**	**345**	**6,325**

*Figures for 2016 and 2015 are unaudited.

2016*	Goodwill	Other intangible fixed assets	Total intangible fixed assets
Opening cost	9,329	540	9,869
Investments	12	20	32
Sales/disposals	0	0	0
Reclassifications	0	-13	-13
Translation difference	0	1	1
	501	38	539
Closing accumulated costs	**9,842**	**586**	**10,428**
Opening amortisation			
Sales/disposals	0	-217	-217
Reclassifications	0	0	0
Amortisation according to plan for the year	0	13	13
Translation difference	0	-16	-16
Closing accumulated amortisation according to plan	**0**	**-230**	**-230**
Opening impairment	-3,699	-12	-3,711
Impairment losses for the year	0	3	3
Sales/disposals	0	-3	-3
Translation difference	-184	0	-183
Closing accumulated impairment	**-3882**	**-12**	**-3894**

*Figures for 2016 and 2015 are unaudited.

2015*	Goodwill	Other intangible fixed assets	Total intangible fixed assets
Opening cost	9,506	543	10,049
Investments	0	21	21
Sales/disposals	0	0	0
Reclassifications	0	1	1
Translation difference	-177	-25	-202
Closing accumulated costs	**9,329**	**540**	**9,869**
Opening amortisation	0	-211	-211
Sales/disposals	0	0	0
Reclassifications	0	0	0
Amortisation according to plan for the year	0	-14	-14
Translation difference	0	7	7
Closing accumulated amortisation according to plan	**0**	**-217**	**-217**
Opening impairment	-3,833	-12	-3,845
Impairment losses for the year	0	0	0
Sales/disposals	0	0	0
Translation difference	134	0	134
Closing accumulated impairment	**-3,699**	**-12**	**-3,711**

Other intangible assets mainly consist of acquired brands, investments in software, and acquired technology and capitalised expenditures for product development. Other intangible assets include brands with an indefinite useful life in an amount of:
2017 SEK 283 million
2016* SEK 266 million
2015* SEK 242 million

Distribution of goodwill

The company has only one cash-generating unit. Cash generating units are accounted for in a manner that is consistent with the internal reports submitted to the Chief Operating Decision Maker. The Chief Operating Decision Maker is the function responsible for allocating resources and for assessing the results of the operations. HA Group' Chief Operating Decision Maker is the Company's CEO. Regular internal management reporting takes place to the CEO and meets the criteria to constitute a cash-generating unit for the Group as a whole. Otherwise, sales are monitored by geographic market and major customers. None of these follow-up levels meet the criteria for cash-generating units in HA Group' opinion, which is why the entireGroup is reported as one unit.

*Figures for 2016 and 2015 are unaudited.

Impairment testing regarding goodwill and other intangible fixed assets with indefinite economic lifetimes

An annual testing of whether there are any impairment requirements on brands and goodwill is undertaken annually. This testing does not show any further impairment requirements. The value in use for goodwill is determined by forecasting expected cash flows after tax and based on these forecasts, calculating the present value of the cash flows on the basis of a so-called discounted cash flow model. The starting point comprises the internal forecast for the next year. Based on this, assumptions are made regarding growth, gross margin development and costs for an additional four years, based on the management's assessment of developments in these areas. After the explicit forecast period of four years, growth is assumed to correspond to long-term inflation of 2 per cent. The discount interest rate (Weighted Average Cost of Capital, WACC) applied was:
2017: 11,4 per cent before tax and 8,88 per cent after tax
2016*: 11,4 per cent before tax and 8,88 per cent after tax
2015*: 11,4 per cent before tax and 8,88 per cent after tax

A change of 2%, alone with everything else remaining unchanged, in WACC, gross margins or growth assumptions does not lead to an impairment requirement.

In impairment testing, the recoverable amount is determined based on the value in use of the asset.

*Figures for 2016 and 2015 are unaudited.

NOTE 10. TANGIBLE FIXED ASSETS

2017

Group	Land, buildings and land improvements	Machinery and equipment	Construction in progress and advances	Total tangible fixed assets
Opening cost	1,250	2,094	30	3,374
Investments	25	209	109	343
Business combinations	0	4	0	4
Sales/disposals	0	-179	0	-179
Reclassifications	5	23	-26	2
Translation difference	23	19	1	43
Closing accumulated costs	1,303	2,170	114	3,587
Opening depreciation	-630	-1,606	0	-2,236
Business combinations	0	0	0	0
Sales/disposals	0	171	0	170
Reclassifications	0	0	0	0
Depreciation according to plan for the year	-33	-177	0	-210
Translation difference	-9	-16	0	-25
Closing accumulated depreciation according to plan	-672	-1,628	0	-2,300
Opening impairment	0	-3	0	-3
Sales/disposals	0	0	0	0
Impairment losses for the year	0	-1	0	-1
Translation difference	0	1	0	1
Closing impairment	0	-3	0	-3
Closing book value [1]	631	539	114	1,284

*Figures for 2016 and 2015 are unaudited.

2016*	Land, buildings and land improvements	Machinery and equipment	Construction in progress and advances	Total tangible fixed assets
Opening cost	1,182	1,982	26	3,190
Investments	28	147	18	194
Business combinations	3	7	0	10
Sales/disposals	-13	-184	0	-197
Reclassifications	0	7	-9	-2
Translation difference	49	135	-4	180
Closing accumulated costs	1,250	2,094	30	3,375
Opening depreciation	-575	-1,498	0	-2,072
Business combinations	0	-2	0	-3
Sales/disposals	10	176	0	186
Reclassifications	0	1	0	1
Depreciation according to plan for the year	-39	-190	0	-229
Translation difference	-27	-92	0	-119
Closing accumulated depreciation according to plan	-630	-1,606	0	-2,237
Opening impairment	0	1	0	1
Impairment losses for the year	0	-3	0	-3
Translation difference	0	-1	0	-1
Closing impairment	0	-3	0	-3
Closing book value [1]	620	485	30	1,136

*Figures for 2016 and 2015 are unaudited.

2015*	Land, buildings and land improvements	Machinery and equipment	Construction in progress and advances	Total tangible fixed assets
Opening cost	1,185	1,941	21	3,147
Investments	10	166	37	213
Business combinations	0	0	0	0
Sales/disposals	-5	-67	0	-71
Reclassifications	3	26	-31	-2
Translation difference	-11	-85	-1	-97
Closing accumulated costs	1,182	1,982	26	3,190
Opening depreciation	-552	-1,418	0	-1,970
Business combinations	0	0	0	0
Sales/disposals	1	61	0	62
Reclassifications	0	1	0	1
Depreciation according to plan for the year	-29	-200	0	-229
Translation difference	5	59	0	63
Closing accumulated depreciation according to plan	-575	-1,498	0	-2,072
Opening impairment	0	-2	0	-2
Sales/disposals	4	2	0	6
Impairment losses for the year	-4	0	0	-4
Translation difference	0	0	0	0
Closing impairment	0	1	0	1
Closing book value [1]	607	485	26	1,118

1) The closing book value of buildings, land and land improvements includes land, which is not subject to depreciation, in the amount of:
2017: SEK 63 million
2016*: SEK 60 million
2015*: SEK 60 million

*Figures for 2016 and 2015 are unaudited.

NOTE 11. LEASING

Operating leases

Leasing expenses for the year as regards operating leases, including renting of premises are:
2017 SEK 385 million
2016* SEK 362 million
2015* SEK 335 million

Future costs for non-cancellable operating leases, including rental agreements, amount to:
2017 SEK 364 million
2016* SEK 283 million
2015* SEK 252 million

Falling due for payment as follows.

2017	2018	2019-2022	2023 or later	Total
Rent of premises	57	170	93	320
Other operating leases	20	24	0	44
Total operating leases	**77**	**194**	**93**	**364**

2016	2017	2018-2021	2022 or later	Total
Rent of premises	51	132	53	236
Other operating leases	23	24	0	47
Total operating leases	**74**	**156**	**53**	**283**

2015	2016	2017-2020	2021 or later	Totalt
Rent of premises	58	123	19	200
Other operating leases	22	30	0	52
Total operating leases	**80**	**153**	**19**	**252**

*Figures for 2016 and 2015 are unaudited.

NOTE 12. PARTICIPATIONS IN GROUP COMPANIES

Company	Corp. ID no.	Domicile	% equity	No. of shares
B-Fly Denmark Aps	30,072,227	Horsens, Denmark	100%	10,000
B-Fly Finland OY	2071882-9	Närpes, Finland	100%	250
B-Fly Norway AS	990,407,207	Svelvik, Norway	100%	1,001
Hilding Anders Bretagne SAS	408,570,356	St Gildas des Bois, France	100%	210,537
Eastborn Group BV	06090111	Vroomshoop, Netherlands	100%	300
Eastborn Marine BV	05056010	Vroomshoop, Netherlands	100%	
Hilding Anders Netherlands BV	05028639	Vroomshoop, Netherlands	100%	
Halecroft Ltd	HE248405	Cyprus	73%	2,920
Hilding Anders Asia Pacific Ltd	357255	Tortola, B.V.I.	100%	1,000,000
Hilding Anders Belgium NV	465.600.592	Zingem, Belgium	100%	76,050
Hilding Anders Ceska Republika sro	CZ 261 73 212	Roztoky, Czech Republic	100%	100
Hilding Anders d.o.o.	70027051	Prelog, Croatia	100%	
Hilding Anders Danmark A/S	19,835,901	Horsens, Denmark	100%	250,000
Hilding Anders Deutschland GmbH	HRB80237	Mörfelden, Germany	100%	
Hilding Anders Finance AB	556440-6857	Malmö, Sweden	100%	1,000
Hilding Anders Financing 1 AB	556932-8031	Malmö, Sweden	100%	50,000
Hilding Anders Financing 2 AB	556932-8064	Malmö, Sweden	100%	50,000
Hilding Anders Financing 3 AB (publ)	556932-4758	Malmö, Sweden	100%	500,000
Hilding Anders Financing AB (publ)	556933-2074	Malmö, Sweden	100%	500,000
Hilding Anders Finland Oy	176 2799-3	Närpes, Finland	100%	100
Hilding Anders France SAS	799,162,805	Roppentzwiller, Frankrike	100%	500
Hilding Anders Holdings 4 AB	556708-2655	Malmö, Sweden	100%	100,000
Hilding Anders Holdings Denmark Aps	10,163,269	Horsens, Denmark	100%	152,289
Hilding Anders Holdings France SNC	480,076,819	St Gildas des Bois, France	100%	200
Hilding Anders Holdings Limited	2673742	Oldham, UK	100%	61,516,632
Hilding Anders Holdings Norway A/S	986938508	Svelvik, Norway	100%	100,001
Hilding Anders Holdings Spain S.L.	B64411952	Valencia, Spain	100%	1,000
Hilding Anders International AB	556650-6704	Malmö, Sweden	100%	33,800,000
Hilding Anders Italy S.r.l	IT 01824470247	Vicenza, Italy	100%	558,480
Hilding Anders Midco AB	556917-4385	Malmö, Sweden	100%	3,804,348
Hilding Anders Norway A/S	951898139	Svelvik, Norway	100%	15,500
New Hilding Anders Services AB	556984-8335	Malmö, Sweden	100%	500
Hilding Anders Sweden AB	556289-7941	Hässleholm, Sweden	100%	40,000
Hilding Anders Switzerland AG	320.3.012-391-7	Schänis, Switzerland	100%	3000
Hilding Baltic A/S	10258395	Tallinn, Estonia	100%	1,300
Hilding Polska Sp.Z.oo	13,551	Murowana Goslina, Poland	100%	5,000
LLC Matrasko	35220585	Cherkassy, Ukraine	100%	5,000
Jensen Madrasser ApS	19855988	Ålborg, Denmark	100%	125
Jensen Skandinavia Ltd	3841248	Taunton, UK	100%	10,000
LLC Askona Vek	1033302204264	Kovrov, Russia	73%	-
LLC TH Askona	1043302207508	Kovrov, Russia	73%	-
PMZ Beheer BV	23,015,235	Zwijndrecht, Netherlands	100%	106
PT Slumberland Indonesia	S331ID	Jawa Barat, Indonesia	50.1%	1,003,102
Pullman Matrassenfabriek BV	24,306,674	Zwijndrecht, Netherlands	100%	20,001
Slumberland (M) Sdn Bhd	3387-W	Selangor, Malaysia	100%	2,000,000
Hilding Anders Singapore Pte Ltd	198000655D	Singapore	100%	400,000
Hilding Anders Thailand Ltd	0-10-5-517-01225-5	Bangkok, Thailand	100%	999,998
Hilding Anders Harbin Furniture Co Ltd	230100400000162	Harbin, China	100%	28,000,000
Hilding Anders Malaysia Sdn Bhd	789312-D	Selangor, Malaysia	100%	2,500,000
Hilding Anders Marketing Sdn Bhd	238828-V	Selangor, Malaysia	100%	2
Hilding Anders Shanghai Furniture Co Ltd	310000400023483	Shanghai, China	100%	9,100,000
Hilding Anders Spain SL	B96667555	Valencia, Spain	100%	567,388
Hilding Anders Champagne SAS	328015573	St Gildas des Bois, France	100%	3,500
Hilding Anders Alsace SAS	946,351,103	Roppentzwiller, France	100%	28,000
UAB Mingridas	300869607	Jonava, Lithuania	100%	10
Hilding Anders (Tianjin) Beds Co Ltd	91120116MAO5LDXE6C	Tianjin, China	100%	
Hilding Anders Russia		Kovrov, Russia	73%	
Hilding Anders Wholesale		Kovrov, Russia	73%	
Springs & Foam GmbH	HRB 231502	Munich, Germany	86%	21,500

1) Share of equity also refers to share of votes.

*Figures for 2016 and 2015 are unaudited.

NOTE 13. STOCK-IN-TRADE

	2017	2016*	2015*
Raw materials and consumables	418	380	352
Work in progress	95	91	69
Finished products and goods for resale	497	399	338
Impairment, obsolescence	-44	-59	-49
Total	**966**	**810**	**711**

Obsolescence impairment

	2017	2016*	2015*
Opening balance, 1 January	-59	-49	-56
Increase in provisions	-7	-16	-8
Utilised provisions	21	7	12
Reversed unutilised amount	1	1	2
Translation difference	0	-3	1
Closing balance, 31 December	**-44**	**-59**	**-49**

NOTE 14. ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES

	2017	2016*	2015*
Accounts receivable	876	1,053	1072
Prepaid expenses and accrued income	97	206	72
Tax assets	41	39	59
Other receivables	383	115	144
Total	**1397**	**1413**	**1348**

Accounts receivable

Overdue accounts receivable amounted to:
2017 SEK 271 million, of which 114 million was allocated to provisions for doubtful accounts receivable.
2016* SEK 269 million, of which SEK 61 million was allocated to provisions for doubtful accounts receivable.
2015* SEK 272 million, of which SEK 58 million was allocated to provisions for doubtful accounts receivable.

*Figures for 2016 and 2015 are unaudited.

The age distribution of these is presented below.

Age analysis accounts receivable

	2017	2016*	2015*
Not overdue	720	845	858
Overdue but not written down			
Between 1-30 days overdue	75	91	115
Between 31-60 days overdue	13	33	32
Between 61-90 days overdue	5	39	27
More than 91 days overdue	178	105	97
Total	**991**	**1114**	**1130**
Provisions for doubtful receivables	-114	-61	-58
Total	**877**	**1053**	**1072**

Amortized but not written-down receivables:
At December 31, 2017, accounts receivable amounting to SEK 270m (2016 SEK 269m) (2015 SEK 272m) were due without an assessed impairment requirement. Accrued receivables refer to a number of customers who previously indicated no payment difficulties. Other categories of accounts receivable and other receivables do not contain any assets requiring impairment. Based on credit history, the amounts are expected to be received by the due date. HA Group has provided no mortgages as collateral for these claims.

Changes in the provisions for doubtful accounts receivable are shown below.

	2017	2016*	2015*
Opening balance, 1 January	-61	-58	-66
Increase in provisions	-59	-10	-15
Confirmed losses	6	9	16
Reversed unutilised amount	0	0	5
Translation difference	0	-4	3
Closing balance, 31 December	**-114**	**-61**	**-58**

When a credit loss is deemed to exist, a provision is made for a doubtful accounts receivable as an adjustment in the value of the gross amount. When a bad debt loss is confirmed, e.g. in a bankruptcy without distribution, the gross amount is reduced and the provision is dissolved.

*Figures for 2016 and 2015 are unaudited.

Prepaid expenses and accrued income

	2017	2016*	2015*
Accrued income	1	4	6
Prepaid rents	5	55	16
Prepaid advertising costs	13	79	7
Prepaid insurance expenses	5	8	7
Other items	54	60	36
Total	**78**	**206**	**72**

NOTE 15. PROVISIONS FOR PENSIONS AND OTHER POST-EMPLOYMENT BENEFITS

Compensation for pensions and other benefits after employment are largely paid through defined contribution plans where continuous payments are ma,de to authorities and insurance companies. These independent bodies, thereby assume the pensionobligations to these employees. Within HA Group, there is also a number of defined benefit pension plans, which means that the employees are guaranteed a pension equivalent to a percentage of their salary.

A portion of the defined benefit pension plans is funded, which means that there are assets in specific foundations or equivalent securing the future pension payments. There are also obligations secured through endowment insurance or through provisions on the balance sheet, and, then, often combined with credit insurance on the pension commitment. The Group's defined-benefit commitments are mainly in Norway, Switzerland, Sweden and Thailand. The value of pension obligations for defined benefit plans is based on actuarial calculations based on assumptions concerning discount rates, the expected return on plan assets, future pay increases, inflation and demographic conditions.

Pension obligations related to the defined benefit ITP 2 scheme for retirement and family pensions for salaried employees in Sweden are underwritten with insurance provided by Alecta. According to a statement by the Swedish Financial Reporting Board, UFR 3 Classification of the ITP schemes financed via insurance from Alecta, this is a defined benefit plan comprising several employers. For the 2016 financial year, the company has not had access to information enabling it to account for its proportionate share of the plan's commitments, plan assets and costs, with the result that it has not been possible to recognize the plan as a defined-benefit plan. The ITP 2 pension scheme, which is provided for by means of insurance with Alecta, is, therefore, reported as a defined contribution pension scheme. The premium for the defined benefit retirement and family pension is calculated individually and is based on such factors as salary, previously earned pension and expected remaining length of service. Expected fees for the next reporting period for ITP 2 insurance with Alecta amount to SEK 5 million (5). The Group's share of the total charges to the plan amount to 0.03 per cent (0.03).

*Figures for 2016 and 2015 are unaudited.

The collective funding ratio is the market value of Alecta assets as a percentage of insurance commitments calculated according to Alecta's actuarial methods and assumptions, which do not comply with IAS 19. The collective consolidation level is usually allowed to vary between 125 and 155 per cent. If Alecta's collective consolidation level falls below 125 per cent or exceeds 155 per cent, measures must be taken to create the conditions enabling the consolidation level to revert to the normal interval. In the event of low consolidation, one measure may be to increase the agreed price for new subscriptions and the expansion of existing benefits. In the event of high consolidation, one measure can be to introduce premium reductions. At year-end, Alecta's surplus in the form of the collective consolidation level was 148 per cent (148).
The amounts recognised in the income statement regarding defined benefit and defined contribution plans are as follows:

	Present value of obligation	**Fair value of plan assets**	**Total**
1 January 2017	369	-272	97
Expenses for service, current year	16	0	16
Interest expenses/(income)	-1	0	-1
Total reported in the income statement	**15**	**0**	**15**
(Gain)/Loss resulting from changed actuarial assumptions	-28	0	-28
Fees and charges:	-28	0	-28
Exchange-rate differences	1	0	1
Disbursements from the plan:			
- Payments made	-18	0	-18
31 December 2017	**339**	**-272**	**67**

	Present value of obligation	**Fair value of plan assets**	**Total**
1 January 2016	334	-245	89
Expenses for service, current year	13	0	13
Interest expenses/(income)	1	0	1
Total reported in the income statement	**14**	**0**	**14**
(Gain)/Loss resulting from changed actuarial assumptions	0	0	0
Fees and charges:	0	0	0
Exchange-rate differences	4	0	4
Disbursements from the plan:	0	0	0
- Payments made	-10	0	-10
Special payroll tax	-1	0	-1
31 December 2016*	**342**	**-245**	**97**

*Figures for 2016 and 2015 are unaudited.

	Present value of obligation	Fair value of plan assets	Total
1 January 2015	312	-245	67
Expenses for service, current year	9	0	9
Interest expenses/(income)	-2	0	-2
Total reported in the income statement	**7**	**0**	**7**
(Gain)/Loss resulting from changed actuarial assumptions	4	0	4
Fees and charges:	4	0	4
Exchange-rate differences	1	0	1
Disbursements from the plan:	0		0
- Payments made	10	0	10
Special payroll tax	0	0	0
31 December 2015*	**334**	**-245**	**89**

The actuarial assumptions refer to the weighted averages of the assumptions applied in the calculation of defined benefit pension commitments as at
closing date and the subsequent year's pension expenses. Defined benefit plans are found mainly in Sweden, Switzerland, Norway and Thailand.

31-Dec-17

	Sweden	Norway	Thailand	Switzerland	Total
Present value of obligation	-78	-13	-2	-237	-330
Fair value of plan assets	36	14	-	213	263
	-42	1	-2	-24	-67

31-Dec-16*

	Sweden	Norway	Thailand	Switzerland	Total
Present value of obligation	-73	-14	-3	-284	-374
Fair value of plan assets	36	8	-	233	277
	-37	-6	-3	-51	-97

31-Dec-15*

	Sweden	Norway	Thailand	Switzerland	Total
Present value of obligation	-76	-11	-2	-271	-360
Fair value of plan assets	36	6		229	271
	-40	-5	-2	-42	-89

Significant actuarial assumptions (weighted average, per cent):

	2017	2016*	2015*
Discount rate	1,66%	0,4-4%	1,5-4%
Salary increases	0,90%	1-6%	1-6%
Life expectancy	79 years	79 years	79 years

*Figures for 2016 and 2015 are unaudited.

Sensitivity analysis

The table shows the effect on the Swedish FPG/PRI liability of a change in material assumptions underlying the calculation. The analysis is based on a change in one assumption while all other assumptions remain constant. In practice, this is unlikely to occur and changes in some of the assumptions may be correlated. When calculating the sensitivity, the same method as in the calculation of the pension liability has been used. A minus sign means that the liability decreases.

MEUR		2017	2016*	2015*
Discount rate	+0,5%	-2	-2	-2
Discount rate	–0,5%	2	2	2
Salary increases	+0,5%	2	2	1
Salary increases	–0,5%	-2	-2	1
Life expectancy	+1 år	1	1	2
Life expectancy	-1 år	-1	-1	1

The actuarial assumptions refer to weighted averages of the assumptions used in the calculation of defined benefit pension commitments on closing date and the subsequent year's pension expense. Defined benefit plans are found mainly in Sweden, Switzerland, Norway and Thailand.

In Sweden, there are both defined contribution plans, for which pension payments are managed by insurance companies, and defined benefit plans, for which the pension obligations are secured in the Swedish FPG/PRI system. There are other long-term benefits, such as compensation for long periods of service. The plans of other foreign subsidiaries are structured in accordance with local rules and customary practice.

NOTE 16. OTHER NON-INTEREST-BEARING PROVISIONS

Other non-interest-bearing provisions

2017	Warranty provisions	Re-structuring	Other non-interest-bearing provisions	Total
Opening balance	55	14	30	99
Increase	5	62	52	119
Used	-5	-14	-4	-23
Reversed	-8	0	-4	-12
Translation difference	-3	1	1	-1
Closing balance	**44**	**63**	**75**	**182**

*Figures for 2016 and 2015 are unaudited.

2016*	Warranty provisions	Re-structuring	Other non-interest-bearing provisions	Total
Opening balance	45	30	30	105
Reclassifications	-	-	0	0
Increase	12	0	6	18
Used	-6	-17	-7	-30
Reversed	1	0	0	1
Translation difference	3	1	1	5
Closing balance	**55**	**14**	**30**	**99**

2015*	Warranty provisions	Re-structuring	Other non-interest-bearing provisions	Total
Opening balance	45	25	28	98
Increase	8	29	6	43
Used	-4	-24	-4	-32
Reversed	-3	0	0	-3
Translation difference	-1	0	0	-1
Closing balance	**45**	**30**	**30**	**105**

Warranty provisions: Provisions for guarantees are comprised of the estimated costs or the estimated income deduction for guarantees to external customers.

Restructuring: A restructuring provision is reported when the Group has established a detailed and formal restructuring plan, and the restructuring has either been initiated or publicly announced.

Other non-interest-bearing provisions: provisions for items that cannot be assigned to other categories.

Expected outflows of provisions

2017	Warranty provisions	Restructuring	Other non-interest bearing provisions	Total
1 - 3 YEAR	9	64	15	88
5 YEAR	22	-	38	60
> 5 YEAR	13	-	23	36
TOTALT	44	64	76	184

*Figures for 2016 and 2015 are unaudited.

2016*	Warranty provisions	Restructuring	Other non-interest bearing provisions	Total
1 - 3 YEAR	11	14	6	31
5 YEAR	28	-	15	43
> 5 YEAR	17	-	9	26
TOTALT	55	14	30	99

2015*	Warranty provisions	Restructuring	Other non-interest bearing provisions	Total
1 - 3 YEAR	9	30	9	48
5 YEAR	23	-	15	38
> 5 YEAR	14	-	6	20
TOTALT	45	30	30	105

NOTE 17. BORROWING

External financing amounted to SEK 14,397 million (2016: SEK 12,869m) and (2015: SEK 11, 243m).
The above external financing includes subordinated loans, which as at 31 December 2017 totalled SEK 9,107 million (2016: SEK 7,754m) and (2015: SEK 6 751m).

	2017	2016*	2015*
Borrowings	14,364	12,866	11,237
Utilised credit facilities	30	1	0
Other interest-bearing liabilities	3	3	6
Total	**14,397**	**12,869**	**11,243**

Contractual maturities for the Group's loan liabilities, December 31, 2017

	Within 1 year	Between 1-2 years	Between 2-5 years	More than 5 years	Total contractual cash flows	Carrying amount liabilities
Loans	166	0	0	14,198*	14,364*	14,367
Utilized credit facilities	30	0	0	0	30	30
Future interest payments excluding subordinated loans	243	227	681	227	1,378	-
Total	**439**	**227**	**681**	**14,425**	**15,772**	**14,397**

*Figures for 2016 and 2015 are unaudited.

* The amount includes subordinated loans from the owner KKR Credit Advisors (US) LLC amounting to SEK 9,107 million. The loan runs at an annual rate of average 13%, which is capitalized during the term of the loan and is, therefore, not reported above. For 2018, HA Group's capitalised interest expense for these loans will be SEK 1,280 million.

Contractual maturities for the Group's loan liabilities, December 31, 2016*

	Within 1 year	Between 1-2 years	Between 2-5 years	More than 5 years	Total contractual cash flows	Carrying amount liabilities
Loans	741	187	6,718	5,222*	12,868*	12,868
Utilized credit facilities	1	0	0	0	1	1
Future interest payments excluding subordinated loans	318	298	477	0	1,093	-
Total	**1,061**	**486**	**7,194**	**5,222**	**13,963**	**12,869**

* The amount includes subordinated loans from the owner KKR Credit Advisors (US) LLC amounting to SEK 7 754 million. The loan runs at an annual rate of an average of 13%, which is capitalized during the term of the loan and is, therefore, not reported above. For 2017, HA Group's capitalised interest expense for these loans will be SEK 1,091 million.

Contractual maturities for the Group's loan liabilities, December 31, 2015*

	Within 1 year	Between 1-2 years	Between 2-5 years	More than 5 years	Total contractual cash flows	Carrying amount liabilities
Loans	53	3721	3092	4376*	11243*	11243
Utilized credit facilities	0	0	0	0	0	0
Future interest payments excluding subordinated loans	238	238	238	20	732	732
Total	**291**	**3,959**	**3,330**	**4,396**	**11,975**	**11,975**

* The amount includes subordinated loans from the owner KKR Credit Advisors (US) LLC amounting to SEK 6,751 million. The loan runs at an annual average interest rate of 13% which is capitalized during the term of the loan and is, therefore, not reported above. For 2016, HA Group's capitalised interest expenses for these loans will be SEK 0.913 million.

*Figures for 2016 and 2015 are unaudited.

The table below shows the opening and closing balances for liabilities whose cash flows are reported in the financial operations

2017	31/12/2016	Net cash flow	Capitalised interest	Other non-cash-affected changes	31/12/2017
Borrowing - long	12,127	742	1091	240	14,200
Borrowing - short	742	-545	-	-	197
Total liabilities attributable to financing activities	**12,869**	**197**	**1,091**	**240**	**14,397**

2016*	31/12/2015	Net cash flow	Capitalised interest	Other non-cash-affected changes	31/12/2016
Borrowing - long	11,190	-	913	24	12,127
Borrowing - short	53	188	-	501	742
Total liabilities attributable to financing activities	**11,243**	**188**	**913**	**525**	**12,869**

2015*	31/12/2014	Net cash flow	Capitalised interest	Other non-cash-affected changes	31/12/2015
Borrowing - long	10,696	-398	799	-7	11,190
Borrowing - short	138	0	-	-85	53
Total liabilities attributable to financing activities	**10,834**	**-398**	**799**	**-92**	**11,243**

The interest rate applied as at 31 December 2017, EURIBOR is negative and the assumption is that this interest rate will continue. The margin is 4.5% and is calculated based on this rate as at 31 December 2017. With an interest increase of 1%, the annual cost would increase by around SEK 50 million.

*Figures for 2016 and 2015 are unaudited.

Future interest payments on subordinated loans are not included in the table above as the end date is indefinite.

HA Group's loan financing is, primarily, based on a syndicated EUR denominated borrowing arrangement signed in November 2017. The majority of the borrowings renegotiated in 2017 run until 30 November 2024 with new terms. The conditions in this agreement provide participating banks the right to cancel their share for repayment at the next interest maturity date if the control of the Parent Company, through acquisitions, mergers or the equivalent, is transferred to a party other than the current main owner.

31/12/2017

Type of Borrowing	Amount	Maturity date	Interest rate	Terms
Senior facility B	-4,925	30 November 2024	4.50%	Covenants*
Junior PIK KKR	-1,383	30 June 2025	12%	PIK**
Senior PIK KKR	-385	30 June 2025	18%	PIK**
Senior PIK Candover	-1,116	30 June 2025	18%	PIK**
Subsenior PIK Candover	-278	30 June 2025	12%	PIK**
PIK Loan	-5,943	30 June 2021	13%	PIK**
Revolving credit	-78	30 November 2023	4%	Covenants*
Other	-289	-	-	***
Total	**-14,397**			

* The following covenants were in place in 2017 for this facility:
- Net debt in relation to consolidated EBITDA

There were no breaches to the covenant during 2017

** During 2017, Interest amounting SEK 1,091 million has been capitalized

*** Other relates to different minor borrowings across the Group entities. No additional information is presented due to the limited amounts involved.

*Figures for 2016 and 2015 are unaudited.

31/12/2016*

Type of Borrowing	Amount	Maturity date	Interest rate	Terms
Senior debt	-4,895	31 July 2020	5.65%	Covenants*
Junior PIK KKR	-1,182	30 June 2025	12%	PIK**
Senior PIK KKR	-310	30 June 2025	18%	PIK**
Senior PIK Candover	-899	30 June 2025	18%	PIK**
Subsenior PIK Candover	-238	30 June 2025	12%	PIK**
PIK Loan	-5,017	30 June 2021	13%	PIK**
Revolving credit		30 November 2023	2%	Covenants*
Other	-327	-	-	***
Total	**-12,869**			

* The following covenants were in place in 2016 for this facility:
- Net debt in relation to consolidated EBITDA,
- Net cash in relation to interest expense
and
-Cash flow in relation to net cash interest expenses and repayment of loans
There were no breaches to the covenants during 2016

** During 2016, Interest amounting SEK 0.913 million has been capitalized

*** Other relates to various minor borrowings across the Group entities. No additional information is presented due to the limited amounts concerned.

*Figures for 2016 and 2015 are unaudited.

31/12/2015*

Type of Borrowing	Amount	Maturity date	Interest rate	Terms
Senior debt	-4,410	31 July 2018	4.86%	Covenants*
Junior PIK KKR	-1019	30 June 2025	12%	PIK**
Senior PIK KKR	-255	30 June 2025	18%	PIK**
Senior PIK Candover	-740	30 June 2025	18%	PIK**
Subsenior PIK Candover	-205	30 June 2025	12%	PIK**
PIK Loan	-4274	30 June 2021	13%	PIK**
Other	-339	-	-	***
Total	**-11,243**			

* The following covenants were in place in 2016 for this facility:
-Net debt in relation to consolidated EBITDA,
-Net cash in relation to interest expense and
-Cash flow in relation to net cash interest expenses and repayment of loans
No breaches to the covenants during 2015

** During 2015, Interest amounting SEK 0.799 million has been capitalized

*** Other relates to various minor borrowings across the Group entities. No additional information is presented due to the limited amounts concerned.

The senior facility B falls due for payment on 30 November 2024 and the Revolving Facility on 30 November 2023. The financial covenant is measured quarterly beginning December 2018.

The HA Group has subordinated loans from the owner KKR Credit Advisors (US) LLC. These loans are subject to payment in kind interest, which is capitalised during the term of the loan.

Currency swaps have been entered into to match the expected future cash flows of HA Group's various foreign and Swedish subsidiaries and are presented in Note 2.

*Figures for 2016 and 2015 are unaudited.

NOTE 18. CURRENT LIABILITIES

	2017	2016*	2015*
Accounts payable	1,386	1,125	1,008
Other liabilities	312	272	317
Current tax liabilities	41	27	11
Borrowing	198	742	53
Other provisions	587	439	366
Total	**2,524**	**2,605**	**1,755**

Other non-interest-bearing liabilities normally fall due within one year.

NOTE 19. PLEDGED ASSETS

Pledged assets

	2017	2016*	2015*
Shares in subsidiaries	4,378	4,378	4,378
Property mortgages	456	452	448
Floating charges	703	684	761
Cash and cash equivalents	406	395	277
Total pledged assets	**5,943**	**6,753**	**7,159**

Pledged assets relates to guarantees for borrowing.

NOTE 20. RESERVES

Specification of reserves

	2017	2016*	2015*
Opening balance	**-440**	**-747**	**-721**
Cash flow hedges	0	13	-1
Cash-flow hedges after tax	0	-3	0
Exchange-rate differences - Group	-56	297	-25
Closing balance	**-496**	**-440**	**-747**

*Figures for 2016 and 2015 are unaudited.

NOTE 21. NON-CASH ITEMS

Non-cash items

	2017	2016*	2015*
Impairment losses	1	1	4
Depreciation/amortisation	231	244	0
Other	0	64	95
Total	**232**	**310**	**99**

Cash flow from operations

SEK million	Note	2017	2016*	2015*
Profit before tax from		**-1,328**	**-906**	**-1,258**
Adjustments for:				
Impairment		1	1	1
Depreciation		231	244	244
Other		0	64	64
Changes in working capital				
Change inventory		-159	-85	22
Change in accounts receivable		177	40	-37
Change in other current receivables		-149	-89	32
Change in trade payables		282	100	24
Change in other current liabilities		147	61	21
Change in other provisions		1,688	1,522	1,878
Cash flow from operations		**889**	**952**	**992**

NOTE 22. ACQUISITIONS

In December 2017, Feather & Black, a British retail company was acquired through an asset acquisition.

No changes in acquired assets were made in 2017.

*Figures for 2016 and 2015 are unaudited.

Purchase consideration 18 Dec. 2017

Cash paid	72
Total purchase consideration paid	**72**
Acquisition-related costs (presented as cost of goods sold)	3
Carrying amount of identifiable acquired assets and assumed liabilities	
Cash and cash equivalents	0
Tangible fixed assets	4
Intangible assets	11
Brands	42
Financial fixed assets	-
Stock in trade	33
Accounts receivable and other receivables	2
Deferred tax	-
Accounts payable and other liabilities	-20
Total identifiable assets	**72**

FEATHER AND BLACK LTD NET ASSETS AT THE TIME OF ACQUISITION

MSEK	Carrying amount before the acquisition	Fair value adjustment	Fair value recognised in Group
Intangible fixed assets	-	-	-
Tangible fixed assets	4	-	4
Brands	-	42	42
Financial fixed assets	-	-	-
Stock in trade	33	-	33
Current receivables	2	-	2
Cash and bank balances	0	-	0
Non-current liabilities	-	-	-
Accounts payable and other operating liabilities	-20	-	-20
Net identifiable assets and liabilities	19	42	61
Goodwill	-	11	11
Purchase consideration paid, cash	72	53	72
Cash and cash equivalents (acquired)	0	-	0
Net cash outflow	**72**	-	**72**

*Figures for 2016 and 2015 are unaudited.

On 4 May 2016*, 100% of the shares in UAB Mingridas in Lithuania were acquired.

Purchase consideration, 4 May 2016*	
Cash and cash equivalents	23
Total purchase consideration paid	**23**
Acquisition-related costs (presented as cost of goods sold)	0.3
Carrying amount of identifiable acquired assets and assumed liabilities	
Cash and cash equivalents	0
Tangible fixed assets	7
Intangible assets	12
Financial fixed assets	0
Stock in trade	4
Accounts receivable and other receivables	5
Deferred tax	0
Accounts payable and other liabilities	-4
Total identifiable assets	**23**

MINGRIDAS NET ASSETS AT THE TIME OF ACQUISITION

Amounts in SEK million	Carrying amount before the acquisition	Fair value adjustment	Fair value recognised in Group
Intangible fixed assets	0.1	12.0	12.1
Tangible fixed assets	6.7		6.7
Stock in trade	3.5	0.0	3.5
Current receivables	5.0	0.0	5.0
Cash and bank balances	0.7	0.0	0.7
Non-current liabilities	-0.4	0.0	-0.4
Accounts payable and other operating liabilities	-4.2	0.0	-4.2
Net identifiable assets and liabilities	11.5	12.0	23.5
Brands			0.0
Purchase consideration paid, cash			23.5
Cash and cash equivalents (acquired)			-0.7
Net cash outflow			**22.7**

On June 30, 2010, HA Group International AB acquired 51% of the shares in Halecroft Ltd (in Cyprus) who owned 100% of the Russian operations. The non-controlling interest was recognised at fair value of the acquired net identifiable assets.

In June 2016*, another 22% was acquired as an equity transaction by Halecroft Ltd. The purchase price was SEK 491 million and acquisition costs amounted to approximately SEK 4.4 million. The transaction had a total effect on equity by SEK 333 million.

*Figures for 2016 and 2015 are unaudited.

NOTE 23. CONTINGENT LIABILITIES

Contingent liabilities

	2017	2016	2015
Guarantees	64	43	163
Other contingent liabilities	0	0	93
Total	**64**	**43**	**256**

The majority of the guarantee commitments refer to bank and supplier guarantees.

NOTE 24. SIGNIFICANT EVENTS AFTER YEAR-END

Nothing to report

Malmö, 6 April 2018

Pepijn Dinandt
Chief Executive Officer

Ian Anderson

Mark Brown
Chairman of the Board

Marc Ciancimino

Our audit report was submitted on 13 April 2018

Öhrlings PricewaterhouseCoopers AB

Öhrlings PricewaterhouseCoopers AB

Eric Salander
Authorised Public Accountant

*Figures for 2016 and 2015 are unaudited.

NOTE 23. CONTINGENT LIABILITIES

Contingent liabilities

	2017	2016	2015
Guarantees	64	43	163
Other contingent liabilities	0	0	93
Total	**64**	**43**	**256**

The majority of the guarantee commitments refer to bank and supplier guarantees.

NOTE 24. SIGNIFICANT EVENTS AFTER YEAR-END

Nothing to report

Malmö, 6 April 2018

Pepijn Dinandt
Chief Executive Officer

Ian Anderson

Mark Brown
Chairman of the Board

Marc Ciancimino

Our audit report was submitted on April 2018

Öhrlings PricewaterhouseCoopers AB

Eric Salander
Authorised Public Accountant

*Figures for 2016 and 2015 are unaudited.